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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Virtual Relocation.com, Inc.:

    We consent to the incorporation by reference in the Registration Statements (Nos. 333-81843, 333-63631, 333-50699 and 333-18937) on Form S-8 of TMP
Worldwide Inc. of our report dated March 6, 2000, with respect to the balance sheets of Virtual Relocation.com, Inc. as of December 31, 1999 and 1998, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1999 and for the period from October 1, 1997 (inception) through December 31, 1997, which report appears in the Form 8-K/A of TMP Worldwide Inc. dated July 21, 2000.

                                          /s/ KPMG LLP

Portland, Oregon
July 19, 2000